EXHIBIT 99.1

PROLONG INTERNATIONAL CORPORATION

REPORTS

THIRD QUARTER 2003 RESULTS

Irvine, CA., November 14, 2003 – Prolong International Corporation (AMEX:PRL), http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today financial results for the third quarter ended September 30, 2003.

The Company reported a net loss of $456,000 or $(0.01) per diluted share, on net sales of $2.2 million, compared to net income of $30,600 or $0.00 per diluted share, on net sales of $2.6 million in the same period a year ago. The net loss for the third quarter included a $490,000 non-cash expense related to increasing the reserve against the Company’s deferred tax asset.

Gross profit was $1.4 million, or 65.4% of net sales, compared to $1.7 million, or 64.5% of net sales in the third quarter of 2002. The change in gross margins was attributable mainly to a shift in product mix. Selling and marketing expenses for the quarter were $825,000, or 37.1% of net sales, compared to $974,000, or 37.1% of net sales, for the comparable period a year ago. General and administrative expenses were $632,000, or 28.4% of net sales, compared to $639,000, or 24.3% of net sales, for the comparable period a year ago.

For the nine months ended September 30, 2003, the Company reported a net loss of $1,333,000, including a $790,000 non-cash expense related to increasing the deferred tax asset reserve, or $(0.04) per diluted share, on sales of $6.4 million, compared to a net income of $1.1 million, or $0.03 per diluted share, on sales of $8.0 million for the same period in 2002. The results for nine month period ended September 30, 2002, included the one-time net gain of $983,000 from the sale of the Company’s corporate headquarters building and gain from the forgiveness of debt, net of applicable income taxes, of approximately $406,000.

Elton Alderman, Prolong’s President and CEO, said, “I am encouraged by the fact that the Company made an operating profit for the quarter, before taking a provision for income taxes. That is a good sign which reflects the continuing effort and hard work by the marketing and sales team to create revenue.” Mr. Alderman continued: “Development of Prolong’s industrial and commercial sales network is progressing nicely, and while it isn’t an overnight event, we anticipate that as these new relationships mature they should create significant new revenues. I have great expectations for the future.”

Prolong International Corporation, a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in consumer, automotive and industrial applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors and conditions. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.